                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                  MiniMed Inc.
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                (Name of Registrant as Specified In Its Charter)

                                   Registrant
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                     PROXY

                                      LOGO

                                  MINIMED INC.
                            12744 San Fernando Road
                            Sylmar, California 91342

April 10, 1997

Dear Stockholders:

     It is my pleasure to invite you to attend the 1997 Annual Meeting of Stockholders of MiniMed Inc., which will be held on Thursday, May 15, 1997, beginning at 10:00 a.m. (PDT), at The Odyssey Restaurant, 15600 Odyssey Drive, Granada Hills, California. Detailed information about the meeting and the various items on which the stockholders will act is described in the accompanying Notice of Annual Meeting and Proxy Statement. Also included is a Proxy Card with an accompanying postage paid return envelope. IT IS IMPORTANT THAT YOU VOTE YOUR SHARES WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. I urge you to review carefully the Proxy Statement and to vote your choices on the enclosed card. Please sign, date and return your Proxy Card in the envelope provided as soon as possible. If you do attend the meeting, your Proxy can be revoked at your request in the event you wish to vote in person.

     I look forward to seeing you at the meeting.

                                          Sincerely,

                                          [SIGNATURE]

                                          Alfred E. Mann
                                          Chairman of the Board and
                                          Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 1997

     MiniMed Inc. will hold its Annual Meeting of Stockholders on May 15, 1997, at 10:00 a.m., Pacific Daylight Time, at The Odyssey Restaurant, 15600 Odyssey Drive, Granada Hills, California, for the following purposes:

          1. To elect seven (7) directors for a term of one year and until their respective successors are elected and qualified. The Board of Directors intends to nominate the seven persons identified in the accompanying Proxy Statement.

          2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as auditors for the fiscal year ending January 2, 1998.

          3. To act upon other matters that may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed April 3, 1997 as the Record Date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournment or postponement thereof.

     Alfred E. Mann and Eric S. Kentor have been appointed as Proxy Holders, with full rights of substitution, for the holders of MiniMed Inc. Common Stock.

     PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors,

                                          [SIGNATURE]

                                          Eric S. Kentor
                                          Senior Vice President, General Counsel
                                          and Secretary

April 10, 1997
Sylmar, California

                                      LOGO

                                PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 15, 1997

INTRODUCTION

     The accompanying Proxy is solicited by the Board of Directors of MiniMed Inc. (the "Company") for use at the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held May 15, 1997 at The Odyssey Restaurant, 15600 Odyssey Drive, Granada Hills, California, beginning at 10:00 a.m. (PDT), and at any adjournments or postponements of the Annual Meeting. This Proxy Statement and the accompanying Proxy Card are being mailed beginning on or about April 10, 1997 to give holders of record of the Company's Common Stock on April 3, 1997 (the "Record Date") an opportunity to vote at the Annual Meeting. Each share of Common Stock represented at the Annual Meeting is entitled to vote on each matter properly brought before the Annual Meeting. In voting, please specify your choices by marking the appropriate spaces on the enclosed Proxy Card, signing and dating the card and returning it in the accompanying envelope. If no directions are given and the signed card is returned, the Proxy Holders will vote the shares for the election of all listed nominees, in accordance with the Directors' recommendations on the other subjects listed on the Proxy Card, and at their discretion on any other matters that may properly come before the meeting.

     As of the close of business on the Record Date, the Company had outstanding 12,716,236 shares of Common Stock. A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. In situations where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned Proxies to the brokers (so-called "broker non-votes"), the affected shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be included in the vote totals and, therefore, will have no effect on the outcome of the votes. Stockholders have one vote for each share on all business at the meeting. The affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval of each of the proposals.

     Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the election of the seven (7) director nominees listed below and FOR the proposal to ratify the appointment of Deloitte & Touche LLP as auditors for the fiscal year ending January 2, 1998. Any other business which may properly come before the meeting will be voted on by the proxy holders in accordance with their best judgment, although the Company does not presently know of any such other business which may come before the meeting.

REVOCABILITY OF PROXIES

     Any stockholder giving a Proxy has the power to revoke it at any time before the Proxy is actually voted at the Annual Meeting. Proxies may be revoked by filing a written notice of revocation with the Secretary of the Company bearing a date later than the date on the Proxy or by duly executing a subsequently dated Proxy relating to the same shares of Common Stock. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a Proxy previously delivered. Any subsequently dated Proxy or written notice revoking a Proxy should be sent to the Secretary of the Company at its executive offices, 12744 San Fernando Road, Sylmar, California 91342.

SOLICITATION

     The expense of solicitation will be paid by the Company, including preparation, assembly and mailing of this Proxy Statement, the Proxy Card and any additional material furnished to stockholders. Proxies may be solicited by directors, officers and regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Common Stock of record for beneficial owners for the purpose of forwarding such materials to such beneficial owners. The Company may reimburse persons representing beneficial owners reasonable costs associated with their forwarding their solicitation material to such owners.

     YOUR VOTE IS IMPORTANT AND YOU ARE ENCOURAGED TO MARK YOUR PROXY CARD PROMPTLY SO THAT YOUR SHARES CAN BE REPRESENTED.

               PROPOSAL 1 -- NOMINATION AND ELECTION OF DIRECTORS

     Pursuant to the Company Bylaws, the Board of Directors of the Company is to consist of seven persons, without classification. Each Director is elected for a one-year term, will hold office until the 1998 Annual Meeting of Stockholders, and will continue in office until such Director's successor is elected and has been qualified, or until such Director's earlier death, resignation or removal. The Bylaws of the Company require the affirmative vote of the holders of a majority of the Common Stock represented at the Annual Meeting and entitled to vote to elect each named nominee. Stockholders eligible to vote at the Annual Meeting do not have cumulative voting rights with respect to the election of Directors. Shares represented by Proxies marked "withhold authority" for one or more nominees will be counted as a negative vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NAMED NOMINEE.

DIRECTOR NOMINEES

     The Director nominees were proposed by the Organization and Compensation Committee and approved by the Board. If any of the nominees should decline or be unable to act as a Director, the persons named in the Proxy will vote in accordance with their best judgment with respect to alternative candidates. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

     The following is information with respect to the nominees. With the exception of Ms. Davis, each of the nominees currently serves on the Board.

     Alfred E. Mann, age 71, has served as Chairman of the Board and CEO of the Company since its incorporation and was President until 1994 and from October 1995 until October 1996. Until March 1994, Mr. Mann served as the Chairman of the Board of the General Partner of MiniMed Technologies Limited, a California limited partnership ("MMTL"), a predecessor of the Company which was also engaged in the design, manufacture and marketing of hospital intravenous pumps and electrostimulation devices primarily for restoration of hearing for the deaf. Mr. Mann has also served as Chairman and Chief Executive Officer of Advanced Bionics Corporation ("ABC") since 1994 and CEO from 1994 to February 1996. ABC is the successor to the electrostimulation business segment of MMTL. From 1985 to September 1992, Mr. Mann was also President and CEO of Siemens-Pacesetter, Inc., a manufacturer and distributor of cardiac pacemakers. Mr. Mann founded and from 1972 until 1985 was Chairman of the Board and CEO of Pacesetter Systems, Inc., a California corporation and predecessor of Siemens-Pacesetter, Inc. Prior to 1972, he was President of Spectrolab, an electro-optical and aerospace systems company, and Heliotek, a semiconductor and electro-optical components manufacturer, which companies Mr. Mann founded in 1956 and 1960, respectively, and which were sold to Textron Inc. in 1960. Mr. Mann is currently Chairman of the Board of Trustees of the Alfred E. Mann Foundation for Scientific Research (the "Foundation"), a medical research foundation. Mr. Mann holds a B.A. and an M.S. degree in physics from the University of California, Los Angeles.

     David Chernof, M.D., age 61, has been a Director of the Company since July 1994. He has served as Chief Medical Officer of LA Care Healthplan since October 1996. Previously, Dr. Chernof was an independent medical and health care services consultant. From 1991 to July 1995, Dr. Chernof served as the Senior Vice President and Corporate Medical Director of Blue Cross of California, where he was responsible

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

for medical policies, physician relations, utilization and quality monitoring programs and technology assessment. Dr. Chernof was a member of the Blue Cross of California Board of Directors from 1987 to 1991 and was in private practice from 1968 to 1991. Dr. Chernof is a member of the Organization and Compensation Committee of the Board.

     William R. Grant, age 72, has been a Director of the Company since June 1994. He has served as managing General Partner and Chairman of Galen Associates since 1989. Previously, Mr. Grant served as President and Vice Chairman of Smith Barney Inc. and as President and Chairman of Mac-Kay Shields Financial Corporation. Mr. Grant currently serves as Vice Chairman of SmithKline Beecham and on the boards of Fluor Corporation, Witco Corporation, New York Life Insurance Company, Allergan, Inc. and Seagull Energy Corporation. He is a Trustee of the Mary Flagler Cary Charitable Trust and is a member of the General Electric Equity Advisory Board. Mr. Grant is Chairman of the Organization and Compensation Committee of the Board.

     David H. MacCallum, age 59, has been a Director of the Company since July 1994. He joined UBS Securities Inc. in May 1994 as Managing Director, Investment Banking, heading the life sciences effort. Previously, Mr. MacCallum served as Co-Head of Investment Banking of Hambrecht & Quist from 1991 to 1994. Prior to 1991, Mr. MacCallum was a Managing Director of Hambrecht & Quist. He is also a Director of Bionx Implants, Inc., a medical device company. Mr. MacCallum is a member of the Audit Committee.

     Thomas R. Testman, age 60, has been a Director of the Company since July 1994. Mr. Testman retired from his position as Managing Partner with Ernst & Young, an international auditing, accounting and consulting services firm in October 1992 after 30 years of continuous service. During his tenure he held the position of National Director of Management Consulting Services, served on the operating committee of the firm from 1976 to 1980, was Western Regional Director of Health Care Services and engaged in management consulting during various periods. He formerly served as director of Nichols Institute, a publicly-held laboratory company that was sold to Corning, Inc. in 1994. He currently also serves as a director of six privately held health care companies. Mr. Testman is Chairman of the Audit Committee of the Board.

     John C. Villforth, age 66, has been a Director of the Company since May 1996. He has served since September 1990 as President and Executive Director of the Food and Drug Law Institute, a non-profit organization whose mission is to increase knowledge about the laws and regulations pertaining to foods, drugs, cosmetics, medical devices and biological products. Prior to 1990 and for 29 years, Mr. Villforth was a Commissioned Officer in the U.S. Public Health Service in the Department of Health and Human Services, the last 19 years of which he was assigned to the Food and Drug Administration. Mr. Villforth retired from the Public Health Service in August 1990 with the rank of Assistant Surgeon General (Rear Admiral). During his tenure, he held the positions of Director, Center for Devices and Radiological Health of the Food and Drug Administration ("FDA") (1982-1990); Director, Bureau of Radiological Health of the FDA (1969-1982); and Chief Engineer, U.S. Public Health Service (1985-1990), among other positions. Mr. Villforth currently serves on the board of Target Therapeutics, Inc., a medical device company. Mr. Villforth is a member of the Organization and Compensation Committee.

     Carolyne Kahle Davis, age 65, is a nominee for Director of the Company. Since October 1985, she has served as National and International Health Care Advisor to Ernst & Young, an international auditing, accounting and consulting firm. Ms. Davis also currently serves as an independent business advisor to numerous companies. From March 1981 until August 1985, Ms. Davis served as Administrator of the Health Care Financing Administration, a sub-cabinet position reporting to the Secretary of Health and Human Services. The Health Care Financing Administration is the agency responsible for the Medicare and Medicaid programs. Previously, Ms. Davis served as Associate Vice President for Academic Affairs at the University of Michigan, and Dean of the University of Michigan School of Nursing. Ms. Davis currently serves on the boards of Beckman Instruments, Merck & Co., Inc., Pharmaceutical Marketing Services, Inc., The Prudential Insurance Company of America and Science Application International Corporation.

COMPENSATION OF DIRECTORS

     Non-employee directors receive an annual retainer of $8,000, payable quarterly, and meeting fees of $1,000 per meeting of the Board of Directors and $500 per meeting of a committee of the Board of Directors. For meetings convened via telephone, non-employee directors are compensated at the rate of $500 per Board meeting and $250 per committee meeting. In 1996, Mr. Testman also received a fee of $10,000 for his services as Chairman of the Special Committee of the Board, and activities related to the development of a transaction with an entity in which Mr. Mann has a substantial interest. See "-- Certain Relationships and Related Transactions." Directors are entitled to defer all or part of such cash compensation until their retirement or other termination from the Board, or other predetermined dates. Deferred amounts either accrue interest at a fixed rate or are credited to units which are converted to shares of Common Stock upon distribution. Directors are also reimbursed for out-of-pocket expenses incurred in connection with attendance at such meetings. Directors who are employees of the Company receive no compensation for service as a member of the Board.

     Non-employee Directors each are granted options to purchase 5,000 shares of the Common Stock of the Company upon election to the Board, with additional grants of options to purchase 5,000 shares on June 1 of each successive year that the Director serves on the Board, each at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options vest over a three year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Organization and Compensation Committee currently consists of Mr. Grant, who serves as Chairman, Dr. Chernof, and Mr. Villforth. The following information relates to transactions by the Company in 1996 and, in certain cases, in 1997, with certain Directors of the Company:

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is considering entering into an agreement with Medical Research Group, LLC ("MRG"), a company in which Mr. Mann has a substantial interest, under which (i) the Company would have the right to acquire the exclusive marketing rights to MRG's long-term (30 days or more) implantable glucose sensor technology for continuous monitoring of glucose levels, (ii) MRG would have the right to purchase implantable pumps from the Company for sale solely with a glucose sensor supplied by MRG and/or to manufacture the Company's implantable pump for sale with such an implantable sensor and (iii) MRG would make available to the Company certain enhancements under development by MRG that can be used with the Company's implantable pump. MRG is a for-profit limited liability company formed in 1995, of which 65% of the equity is owned by the Foundation, a non-profit charitable medical research foundation founded and largely financed by Mr. Mann. The remaining 35% of the equity of MRG is owned beneficially by Mr. Mann. The purchase price for the exclusive marketing rights to the MRG sensor system would be $30 million, and the option to purchase would expire at the earlier of December 31, 1998 or 90 days after the MRG sensor is successfully implanted under an Investigational Device Exemption which MRG would have to obtain from the FDA. In the event a certain predetermined milestone is not achieved by MRG, the Company would have the right (but not the obligation) to extend the option period for up to twelve one-month extensions (up to December 31, 1999), upon the payment of $500,000 for each such one-month extension. Such options to extend the agreement would terminate to the extent MRG satisfies the milestone. In the event the Company exercises the purchase option to acquire the marketing rights from MRG, any such extension payment or payments would be applied against the $30 million acquisition price. If the Company exercised the option, it would have the right to purchase the MRG glucose sensors for the list price less a 35% discount. The Company would also have right to rescind the agreement under certain circumstances. Under the terms of the option, the Company would not have the right to manufacture the sensors and would be dependent upon MRG to do the manufacturing or to contract with a third party in order to supply product. At present, MRG does not have any manufacturing capability. If the Company exercises its option and acquires the marketing rights, but subsequently fails to satisfy certain performance requirements, the Company may forfeit its exclusive marketing rights to the MRG sensor, retaining a nonexclusive marketing right. No assurance can be given that the agreement with MRG being considered will be entered into or, if entered into, that the terms will be as described.

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

     A portion of the MRG sensor technology is exclusively licensed to MRG under a license agreement from the Foundation. Under that agreement MRG is obligated to pay to the Foundation royalties of 4.5% on sales of sensors and certain related products utilizing the licensed technology. In addition, MRG is required to pay the Foundation an aggregate of $1,500,000 payable in installments upon the commencement of trials of the MRG sensor approved by appropriate authorities, upon FDA approval of the sensor and upon the earliest regulatory approval of the sensor in the European Union ("EU"), any country in the EU, Canada or Japan. Additional cash amounts aggregating $3,500,000 are payable by MRG in installments as aggregate sales of products using the technology reach certain designated levels up to $100,000,000. These obligations of MRG would not be assumed by the Company.

     Another portion of the technology is owned by the Regents of the University of California (the "University") and is licensed to Medical Research Group, Inc., a corporation wholly-owned by Mr. Mann ("Medical Research"). In March 1996 MRG and Medical Research entered into an agreement pursuant to which MRG agreed to perform certain research and development services to develop the technology licensed to Medical Research. Medical Research agreed to pay up to $5,000,000 for the services. Medical Research also granted MRG the right to purchase the results of the research and development, at any time prior to February 28, 2001, for an amount equal to the payments by Medical Research for the research and development services plus an amount equal to a 20% per annum return thereon (calculated from the date the payments were made by Medical Research to the date that MRG exercises its right to purchase) plus $100,000. If MRG exercises that purchase right, it will enter into an exclusive sublicense with Medical Research with respect to the technology owned by the University. Under that sublicense MRG would pay to Medical Research an amount equal to the royalties owed by Medical Research to the University, which is 4.5% on sales of sensors and certain related products utilizing the licensed technology, subject to a minimum annual royalty of $25,000. These obligations of MRG would not be assumed by the Company.

     If MRG's development of the enhancements to the Company's implantable pump are successful, the Company would have a right to such technology with its implantable pumps (whether or not it exercises the option with respect to MRG's sensor technology) and the Company would pay a royalty on sales of such pumps of 8%, until total royalties paid equal $5 million, and royalties of 2.5% of all sales thereafter. In the event the Company discontinues the sale of pumps which utilize such enhancements, the Company may be obligated to make a payment to MRG if, and to the extent, cumulative royalties previously paid do not equal $5 million. If MRG exercises its right to purchase implantable pumps for sale with a glucose sensor provided by it, the purchase price will be the Company's list price less a 35% discount. If MRG exercises its right to manufacture the Company's implantable pumps, it would pay the Company a royalty on sales of such pumps of 10%, until total royalties paid equals $5 million, and royalties of 3% of all sales thereafter. Royalties payable by MRG to the Company on sales of any such pumps which utilize the enhancements developed by MRG will be reduced by 25% (7.5% until total royalties paid equals $5 million and 2.25% thereafter).

     Because of Mr. Mann's interest in MRG, in May 1996 the Board of Directors of the Company appointed a special committee of the Board consisting of all of the directors except Mr. Mann (the "Committee") to consider approval of the then proposed transaction between the Company and MRG. Mr. Testman served as Chairman of the Committee. The Committee retained the services of legal counsel, a financial advisory firm and a scientific advisor, all of whom had no existing or prior relationship or business dealings with Mr. Mann, the Company, MRG or the Foundation. The Committee engaged in extensive negotiations with MRG over a period of several months. On February 18, 1997 the Committee, exercising the full powers of the Board which had been delegated to it with respect to this matter, unanimously approved pursuing the contemplated transaction, as described above, and the financial advisory firm retained by the Committee, Pacific Growth Equities, Inc., has rendered an oral opinion, to be confirmed in writing at or prior to execution of the definitive agreement, to the effect that the transaction contemplated is fair to the Company's stockholders (other than Mr.
Mann) from a financial point of view. Mr. Mann did not participate in any of the deliberations of the Committee with respect to the contemplated transaction except to the extent that he was requested to do so.

     During 1996 the Company sold certain equipment for $90,000 to ABC, a company owned primarily by Mr. Mann and of which he is the Chairman. No material gain or loss was recognized by the Company on the sale of this equipment, and the Company believes that the purchase price approximates the fair market value of the equipment. The purchase price of the equipment remains outstanding.

     In July 1996 the Company amended an existing lease with Mr. Mann on a portion of its principal facility in Sylmar, California. Under the terms of the amendment, the amount of space being leased was increased from 8,600 to 23,400 square feet, the Company improved the space to the specification of MRG and the Foundation at Mr. Mann's expense and the monthly rent was increased from $3,120 per month to $8,424 per month for the balance of the lease term, which expires in 2001. Pursuant to the terms of the lease, Mr. Mann is also responsible for paying for tenant improvements made to the facilities, in the amount of $4,050 per month over the balance of the term (which includes an interest factor of 7.5%). The lease may be terminated by either party upon 90 days notice prior to the end of any calendar year. If the lease is terminated by Mr. Mann, he will be obligated to continue to repay the Company for the tenant improvements, until such time as the Company occupies and utilizes such space. The Company believes that the terms of the lease reflect the fair rental value of the space. A portion of that space has been subleased by Mr. Mann to MRG, and a portion has been made available to the Foundation at no charge.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock with the Securities and Exchange Commission. Executive Officers and Directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company notes that all such Forms were filed on a timely basis by reporting persons, with the exception of one Form 4, reporting one transaction, by Mr. Alfred E. Mann. A Form 4 was actually timely filed by Mr. Mann, however it reported an incorrect number of shares underlying options granted to Mr. Mann. A corrected Form 4 has since been filed.

COMPANY STOCK PERFORMANCE

     The following graph summarizes cumulative total shareholder return data (assuming reinvestment of dividends) for the period since the Company's stock was first registered under the Securities Exchange Act of 1934, and commenced trading on The Nasdaq National Stock Market (July 25, 1995). The graph assumes that $100 was invested on July 25, 1995 (i) in the Common Stock of the Company,
(ii) in the Mid-Cap 400 Index (the "Broad Index") and (iii) in the Standard & Poor's Medical Products and Instruments Index (the "Industry Index"). The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                                   CHART HERE

            ACTIVITIES OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held 7 meetings during 1996, and its standing committees also met from time to time to address matters within their respective areas of responsibility. Each member of the Board of Directors was present for 75% or more of the total number of meetings of the Board of Directors and the total meetings held by all committees of the Board of Directors of which he served. From time to time in 1996, the Board and its Committees also adopted resolutions by unanimous written consent without holding a meeting.

COMMITTEES OF THE BOARD

     The standing committees of the Board consist of an Audit Committee and an Organization and Compensation Committee.

  Audit Committee

     The principal duties of the Audit Committee are to provide assistance to the Board of Directors in fulfilling its responsibility to stockholders, potential stockholders and the investment community relating to the Company's financial reporting practices. The Audit Committee is responsible for reviewing the annual financial statements of the Company, reviewing the scope of the plan of annual audit, related fees and results of audits, reviewing any material changes to the Company's accounting and financial reporting practices, recommending to the Board the retention or replacement of the independent accountants, reviewing periodically the adequacy of the Company's accounting, financial and internal audit organizations, and acting upon other matters relative to accounting or financial matters that the Audit Committee or the Board deem

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

appropriate. The members of the Audit Committee are Mr. Testman (Chairman) and Mr. MacCallum, neither of whom is a current or former officer or employee of the Company or any of its subsidiaries. The Audit Committee held 3 meetings during fiscal year 1996, and in 1997 has, among other meetings, held a meeting to review the 1996 results of operations prior to the Company's public release of financial results for 1996. The Audit Committee regularly meets privately with the Company's independent auditors, outside of the presence of any Company officers or other personnel.

  Organization and Compensation Committee

     The Organization and Compensation Committee is responsible for reviewing qualifications of potential candidates for election as directors of the Company from whatever sources obtained, and making recommendations to the Board with respect to nominees. The Organization and Compensation Committee is also responsible for establishing criteria to evaluate director performance, recommending assignments of directors to committees of the Board, reviewing proposed changes to the Company's corporate organizational structure and such other related matters as from time to time may be assigned to the Organization and Compensation Committee. In addition, the Organization and Compensation Committee also reviews and approves for presentation to the Board significant compensation and benefit plans, compensation for executive officers of the Company, administers the Company's equity-based plans and considers other matters relating to executive compensation. The members of the Organization and Compensation Committee are Mr. Grant (Chairman), Dr. Chernof and Mr. Villforth, none of whom is a current or former officer or employee of the Company or any of its subsidiaries. The Organization and Compensation Committee held 3 meetings during fiscal year 1996. A report of the Organization and Compensation Committee with respect to executive compensation matters appears below.

                           REPORT OF THE MINIMED INC.
                    ORGANIZATION AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

OVERALL POLICY

     The Organization and Compensation Committee of the Board of Directors of MiniMed Inc., composed entirely of independent, non-employee directors, is, among other responsibilities, charged with the oversight and administration of executive compensation. The Organization and Compensation Committee also reviews the Company's overall compensation program and monitors it throughout the year. In establishing the Company's executive compensation program, the Organization and Compensation Committee takes into account current market data and compensation trends for comparable companies, gauges achievement of corporate and individual objectives, and considers the overall effectiveness of the program. In discharging its responsibilities relative to executive compensation matters, the Organization and Compensation Committee also relies upon the assistance of independent consultants. The Organization and Compensation Committee bases the compensation program on the following principles:

- Compensation levels for executive officers are benchmarked to the outside market information from general industry surveys conducted by outside consultants and from proxy materials of other similar companies.

- The total compensation opportunity is targeted to the median of these companies; incremental amounts may be earned above or below that level depending upon Company and individual performance. The Organization and Compensation Committee considers it essential to the vitality of the Company that the total compensation opportunity for executive officers remains competitive with similar companies in order to retain and attract the talent needed to manage and build the Company's business.

- Compensation is tied to performance. A significant part of the total compensation opportunity is in the form of annual incentive awards and stock options, to be earned only if specific goals are met and value is created for stockholders.

- The compensation program has three elements: basic annual salary, annual incentive awards, and stock options.

- Executives' interest in the business should be linked to the interests and benefits received by the Company's stockholders.

The compensation program is described below.

     Base Salary: Competitive base salaries are determined for each executive based on a review of the median salaries in industry companies deemed to be comparable, and in general companies of similar size and market position. In conjunction with the competitive data, actual salaries are established based on executive roles and responsibilities, position titles, and the skills and experience of individual executives.

     Annual Incentives: For the 1996 fiscal year, annual bonuses were based on a subjective evaluation of Company and individual executive performance, including revenue growth, net income, earnings per share and operating margin, market penetration, new product development, quality and customer service, adherence to operating budgets, and performance measures unique to the responsibilities of individual executives. The Company's officers (excluding the CEO) received bonuses ranging from 15% to 33% of base salary for 1996 performance. Bonuses were paid in 1997, after 1996 year-end financial results were determined.

     The Organization and Compensation Committee has approved a new annual incentive plan for executives. The plan is effective for 1997 and utilizes predetermined Company financial objectives and individual executive objectives to measure performance and the resulting incentive awards. The plan will result in bonus awards at the market median for the achievement of the predetermined Company revenue and earnings per share objectives and the individual objectives. The Company believes that the achievement of the objectives will result in the creation of additional value for shareholders.

     Stock Options: The Company's long-term incentive program consists entirely of stock options granted at 100% of fair market value which generally vest over a five-year period, although the CEO's 1997 stock option award, granted in February 1997, vests over three years. The number of options granted to individual executives is based on a combination of factors including competitive market practice, executive roles and responsibilities, and prior stock option grant levels. The Organization and Compensation Committee believes that stock options are the key ingredient in linking executive interests to stockholder interests and represent the primary capital accumulation opportunity for executives. Therefore, significant stock option grants are critical to retain, attract, and motivate qualified executives.

     1996 Compensation for the Chief Executive Officer: In determining the 1996 salary and annual incentive award for the CEO, the Organization and Compensation Committee considered all aspects of Company and individual performance. The primary evaluation criteria included leadership, strategic planning, financial results, succession planning, human resources management, and external and Board relations.

     The Organization and Compensation Committee realizes that the total annual cash compensation (base salary and annual bonus) for the CEO in 1996 was below the median of CEOs in industry comparators and general industry companies of similar size and market position.

     Mr. Mann's leadership enabled the Company to achieve significant results in 1996, including the introduction of the next generation of its flagship product in record time without sacrificing growth opportunities or financial performance. For fiscal year 1996, the Company's net sales increased 31%, net income grew to $4.7 million compared to $1.8 million in 1995 and earnings per share more than doubled to $0.38 from $0.17 in 1995. The Organization and Compensation Committee granted Mr. Mann a bonus equal to 46% of base salary to recognize 1996 performance.

     The CEO is eligible for bonuses under the new annual incentive plan approved for 1997 by the Organization and Compensation Committee. The plan rewards for the achievement of Company revenue and earnings per share objectives and individual objectives established at the beginning of the year. The achievement of the predetermined objectives would result in an incentive award for the CEO of 40% of base salary. Performance above or below the objectives would result in an award above or below this level to a maximum of 60% of base salary.

     The CEO was granted an option to purchase 45,000 shares of Common Stock on February 25, 1997. This amount provides long-term incentive opportunity at the median of competitive practice, tied directly to shareholder value creation.

     Omnibus Budget Reconciliation Act (IRC Section 162(m)): The Organization and Compensation Committee periodically reviews the implication of Section 162(m) of the Internal Revenue Code of 1986, as amended, regarding the deductibility of executive compensation for the CEO and next four most highly compensated executive officers. Compensation paid in 1996 for any single executive did not exceed the limits of Section 162(m) and was therefore fully deductible by the Company. The Organization and Compensation Committee will continue to monitor the implications of Section 162(m) for executive compensation programs.
                                          William R. Grant - Chairman
                                               David Chernof, M.D.
                                                    John C. Villforth

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table sets forth, for the year ended December 27, 1996, the compensation paid by the Company to Mr. Mann, the Company's Chairman and CEO, and each of the other four most highly compensated executive officers of the Company who received salary and bonuses in excess of $100,000 during 1996, for all services rendered in all capacities in which they serve (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation earned by the Named Executive Officers during the fiscal years 1996, 1995 and 1994.

                                                   ANNUAL COMPENSATION
                                       -------------------------------------------      LONG TERM COMPENSATION
                                                                         OTHER         -------------------------
                                                                         ANNUAL        SECURITIES    ALL OTHER
                                                SALARY     BONUS      COMPENSATION     UNDERLYING   COMPENSATION
    NAME AND PRINCIPAL POSITION:       YEAR       ($)       ($)           ($)          OPTIONS(#)       ($)
-------------------------------------  ----     -------   -------     ------------     ----------   ------------
Alfred E. Mann.......................  1996     216,865   100,000(1)     30,615(3)        40,000            --
  Chairman of the Board and            1995     175,000    50,254(2)      2,727(3)       150,000            --
  Chief Executive Officer              1994     167,250    58,052(4)     13,852(3)            --       120,872(5)
Terrance H. Gregg....................  1996     154,905    50,000(1)     20,078(3)        20,000            --
  President and                        1995     125,000    25,000(2)     76,379(6)        25,000            --
  Chief Operating Officer              1994(7)   34,615     6,000         6,000(3)        30,000            --
Eric S. Kentor.......................  1996     142,942    35,000(1)     14,754(3)        15,000            --
  Senior Vice President, General
    Counsel                            1995(8)   76,923    50,000(9)      9,588(3)        50,000            --
  and Secretary                        1994          --        --            --               --            --
Kevin R. Sayer.......................  1996     137,942    35,000(1)     15,380(3)         7,500            --
  Senior Vice President, Finance and   1995     120,000    25,000(2)     11,487(3)        20,000            --
  Chief Financial Officer              1994(10)  74,769     9,000        93,100(11)       40,000            --
William Arthur.......................  1996     137,354    27,500        15,881(3)         5,000            --
  Vice President, Sales                1995     123,000    22,500(2)     14,504(3)            --            --
                                       1994     121,212     8,000        14,777(3)            --            --

---------------

 (1) Includes performance bonuses accrued by the Company in 1996 but paid, at the election of the Company, in 1997.

 (2) Includes performance bonuses accrued by the Company in 1995 but paid, at the election of the Company, in 1996.

 (3) Consists of automobile allowances.

 (4) Includes $38,052 accrued by the Company in 1993 but paid, at the election of the Company, in 1994.

 (5) Consists of the difference between the $700,000 paid to Mr. Mann in connection with the Company's purchase of 75,703 shares of Common Stock from him in June 1994 and the $579,128 fair market value of such shares on the date of purchase.

 (6) Includes $59,110 in relocation assistance payments (including $20,954 of tax assistance payments) and $17,269 in automobile allowances.

 (7) Mr. Gregg became employed by the Company in September 1994.

 (8) Mr. Kentor became employed by the Company in May 1995.

 (9) Includes $25,000 accrued by the Company in 1995 but paid, at the election of the Company, in 1996.

(10) Mr. Sayer became employed by the Company in May 1994.

(11) Includes $81,100 in relocation assistance payments (including $28,750 of tax assistance payments) and $12,000 in automobile allowances.

OPTION GRANTS IN 1996

     The following table summarizes option grants in 1996 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL
                                                                                   REALIZABLE VALUE
                                                                                  AT ASSUMED ANNUAL
                       NUMBER OF       % OF TOTAL                                      RATES OF
                       SECURITIES       OPTIONS                                    APPRECIATION FOR
                       UNDERLYING      GRANTED TO     EXERCISE OR                   OPTION TERM(2)
                        OPTIONS       EMPLOYEES IN     BASE PRICE    EXPIRATION   ------------------
       NAME:         GRANTED(#)(1)    FISCAL YEAR     ($/SHARE)(1)      DATE       5%($)     10%($)
-------------------  --------------  --------------  --------------  ----------   --------  --------
Alfred E. Mann.....      40,000          21.1%           14.75        2/16/04      281,699   674,717
Terrance H.
  Gregg............      20,000          10.6%           14.75        2/16/04      140,849   337,359
Eric S. Kentor.....      15,000           7.9%           14.75        2/16/04      105,637   253,019
Kevin R. Sayer.....       7,500           4.0%           14.75        2/15/04       52,797   126,448
William Arthur.....       5,000           2.6%           14.75        2/16/04       35,212    84,340

---------------

(1) All options granted in 1996 were non-qualified stock options granted pursuant to the MiniMed Inc. Second Amended and Restated 1994 Stock Incentive Plan (the "1994 Plan"). All grants in 1996 provide for vesting as to 20% of the shares during each of the first five years of the term of the options and were priced at fair market value, as defined in the plan.

(2) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Company's Common Stock, continued employment of the optionee through the term of the option and other factors.

STOCK OPTIONS

     The Company has outstanding options to purchase shares of Common Stock, including options granted under the 1994 Plan and options granted by MMTL, predecessor to the Company, pursuant to its 1992 Amended and Restated Stock Plan (the "MMTL Plan"), which options were assumed by the Company and became exercisable to purchase shares of Common Stock of the Company. Under the MMTL Plan, options to purchase 980,450 shares of Common Stock of the Company have been granted. No additional options will be issued under the MMTL Plan. As of April 3, 1997, under the MMTL Plan, options to purchase 623,718 shares of Common Stock remained outstanding, and options to purchase 261,898 shares had been exercised. Under the 1994 Plan, as of April 3, 1997, options to purchase 945,319 shares of Common Stock were outstanding, none of which have been exercised and up to 1,434,655 shares of Common Stock remained available for future grants.

     The following table sets forth certain information with respect to the unexercised options to purchase Common Stock held by the Named Executive Officers as of December 27, 1996, options granted to Named Executive Officers in 1996 and options exercised by Named Executive Officers in the fiscal year ended December 27, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                            OPTIONS AT 12/27/96(#)            12/27/96($)(1)
                             SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
           NAME              ON EXERCISE(#)    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------  ---------------   --------   -----------   -------------   -----------   -------------
Alfred E. Mann.............           --             --      30,000        160,000        670,500       3,292,000
Terrance H. Gregg..........           --             --      23,000         52,000        511,850       1,011,400
Eric S. Kentor.............           --             --      10,000         55,000        220,200       1,109,800
Kevin R. Sayer.............       10,000        102,500      18,000         39,500        406,800         831,575
William Arthur.............       10,000        256,375      20,000         25,000        500,000         576,250

---------------

(1) Based on the closing price of $30.00 on The Nasdaq National Stock Market on December 27, 1996.

CHANGE OF CONTROL AGREEMENTS

     The outstanding options to purchase shares of Common Stock of MiniMed will, unless otherwise determined by the Board of Directors, become exercisable in full in the event of a "change in control" of the Company. "Change in control" under these plans is defined as (i) the acquisition of any person of 50% or more of the combined voting power of the Company's outstanding voting securities;
(ii) the sale, lease or other disposition of all or substantially all of the Company's assets, such as by merger, consolidation or otherwise; and (iii) the dissolution or liquidation of the Company. The Organization and Compensation Committee may also, in its discretion, accelerate the exercisability or vesting of any Award (as defined in the 1994 Plan) in accordance with the administration of the 1994 Plan, or may include in any agreement evidencing an Award granted under the 1994 Plan a provision by which such acceleration does not apply.

     The Organization and Compensation Committee of the Board of Directors is exploring the possibility of offering agreements to Messrs. Mann, Gregg, Kentor and Sayer under which they would receive substantial payments if their employment were to terminate in connection with a change of control of the Company. Although no decision has been made to offer the agreements, it is possible that such an offer will be made in the near future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below is a tabulation indicating those persons or groups who are known to the Company to be beneficial owners of at least 5% of the outstanding shares of Common Stock of the Company as of April 3, 1997. The following information is based on reports on Schedules 13D or 13G filed with the Securities and Exchange Commission or other information deemed to be reliable by the Company.

                                                                                         SHARES
                    NAME AND ADDRESS                                                  BENEFICIALLY
                  OF BENEFICIAL OWNERS                                                   OWNED
    ------------------------------------------------                                ----------------
    Alfred E. Mann..................................          4,675,126(1)                 36.6%
      12744 San Fernando Road
      Sylmar, CA 91342
    Galen Partners II, L.P.
    Galen Partners International II, L.P.
    Galen Employee Fund, L.P. ......................          1,041,111(2)                  8.2%
      666 Third Avenue
      New York, NY 10017

                                                                                         SHARES
                    NAME AND ADDRESS                                                  BENEFICIALLY
                  OF BENEFICIAL OWNERS                                                   OWNED
    ------------------------------------------------                                ----------------
    Putnam Investments, Inc.
    Putnam Investment Management, Inc.
    The Putnam Advisory Company, Inc................            676,691                     5.3%
      One Post Office Square
      Boston, MA 02109

---------------

(1) Includes 68,000 shares which Mr. Mann has the right to purchase under outstanding stock options which are exercisable or become exercisable within 60 days. Also includes 156,000 shares beneficially owned by the Alfred E. Mann Foundation for Scientific Research (the "Foundation") of which Mr. Mann is a trustee. As a trustee, Mr. Mann shares voting and investment power with respect to the shares beneficially owned by the Foundation. Also includes 32,000 shares owned by a member of Mr. Mann's family. Mr. Mann disclaims any beneficial interest in the shares owned by the Foundation and the shares owned by his family member.

(2) Includes 50,000 shares of Common Stock subject to warrants that are presently exercisable.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned by each of the current Directors of the Company, each of whom is also a nominee for Director of the Company, by the nominee for Director, by each Named Executive Officer and by all Directors and executive officers as a group as of April 3, 1997, and the percentage these shares bear to the total number of shares of Common Stock outstanding as of such date:

                NAME OF INDIVIDUAL OR                 AMOUNT OF SHARES
              NUMBER OF PERSONS IN GROUP            BENEFICIALLY OWNED(1)     PERCENTAGE OF CLASS
    ----------------------------------------------  ---------------------     -------------------
    Alfred E. Mann................................        4,675,126(2)                36.6%
    David Chernof, M.D. ..........................            7,250                      *
    William R. Grant..............................        1,049,396(3)                 8.2%
    David H. MacCallum............................            7,464                      *
    Thomas R. Testman.............................           10,740(4)                   *
    John C. Villforth.............................            3,119                      *
    Carolyne K. Davis.............................              -0-                    -0-
    Terrance H. Gregg.............................           30,191                      *
    Eric S. Kentor................................           21,285                      *
    Kevin R. Sayer................................           31,176                      *
    William Arthur................................           51,000                      *
    All Directors and Executive Officers as a
      group (14 persons)..........................        5,996,051                   46.2%

---------------

 *  The amount shown is less than 1% of the outstanding shares of Common Stock.

(1) Includes the following numbers of shares which the Executive Officer or Director has the right to purchase under outstanding stock options which are exercisable or become exercisable within 60 days: Mr. Mann -- 68,000, Dr. Chernof -- 7,250, Mr. Grant -- 7,250, Mr. MacCallum -- 7,250, Mr.
    Testman -- 7,250, Mr. Gregg -- 30,000, Mr. Kentor -- 20,000, Mr.
    Sayer -- 30,500, Mr. Arthur -- 21,000, Mr. Villforth -- 2,500, all Directors and Executive Officers as a group (14 persons) -- 268,865.

(2) Includes 156,000 shares beneficially owned by the Foundation of which Mr. Mann is a trustee. As a trustee, Mr. Mann shares voting and investment power with respect to the shares beneficially owned by the Foundation. Also, includes 32,000 shares owned by a member of Mr. Mann's family. Mr. Mann disclaims any beneficial interest in the shares owned by the Foundation and the shares owned by his family member.

(3) Includes 1,041,111 shares of Common Stock held by certain Galen funds of which Mr. Grant is Chairman and Managing General Partner and may be deemed to own beneficially such shares.

(4) In addition to the foregoing beneficial ownership amounts, the Directors listed below elected to defer all or a portion of their annual retainer and meeting fees. These amounts will be applied to the purchase of units which are equivalent to shares of Common Stock. As of April 3, 1997, such amounts constitute units relating to the following number of shares of Common Stock:

                                                                         COMMON SHARE
                                     NAME                                STOCK UNITS
        ---------------------------------------------------------------  ------------
        William R. Grant...............................................    1,034.87
        David H. MacCallum.............................................      214.48
        Thomas R. Testman..............................................    1,489.77
        John C. Villforth..............................................      618.56

                   PROPOSAL TWO -- RATIFICATION OF SELECTION
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending January 2, 1998. Deloitte & Touche LLP served in this capacity for the year ending December 27, 1996. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions of stockholders and to make a statement if they desire.

     The Board of Directors is submitting the approval of Deloitte & Touche LLP to stockholders as a matter of good corporate practice, although it is not required to do so. Should the stockholders fail to provide such ratification, the Board of Directors will reconsider its approval of Deloitte & Touche LLP as the Company's independent public accountants for the year ending January 2, 1998. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the fiscal year if the Board of Directors feels that such a change would be in the best interests of the Company and its stockholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL TWO TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                   REQUIREMENTS AND PROCEDURES FOR SUBMISSION
                      OF PROXY PROPOSALS AND DENOMINATIONS
                          OF DIRECTORS BY STOCKHOLDERS

     Nominations for the Board of Directors: The Company expects to hold its 1998 Annual Meeting on May 21, 1998, although the Company retains the right to change this date, as it may determine. The Company's Bylaws provide that written notice of proposed stockholder nominations for the election of directors at the 1998 Annual Meeting of Stockholders must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting, or between February 20 and March 22, 1998, as currently scheduled. Notice to the Company from the stockholder who proposes to nominate a person for election as a director must satisfy the requirements of the Securities and Exchange Commission and the Company's Bylaws. Stockholders wishing to nominate persons should contact the Company's Secretary at 12744 San Fernando Road, Sylmar, California 91342.

     Proposals: Any stockholder who intends to present a proposal to be included in the Company's Proxy materials to be considered for action at the 1998 Annual Meeting of Stockholders must satisfy the requirements of the Securities and Exchange Commission, and the proposal must be received by the Secretary of the Company on or before December 11, 1997, for review and consideration for inclusion in the Company's Proxy Statement and Proxy Card relating to that meeting.

     The Chairman of the Annual Meeting may decline to allow the transaction of any business or the consideration of any nomination which was not properly presented in accordance with these requirements. The requirements with respect to nominations of persons for director do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor do they apply to questions a stockholder may wish to ask the meeting. If the Company changes the date of the 1998 Annual Meeting of Stockholders, stockholders will be notified in accordance with the Company's Bylaws.

                                 OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying Proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          By order of the Board of Directors,

                                          [SIGNATURE]

                                          Eric S. Kentor
                                          Senior Vice President, General Counsel
                                          and Secretary

April 10, 1997

PROXY                                                                     PROXY
                                  MINIMED INC.
                            12744 SAN FERNANDO ROAD
                            SYLMAR, CALIFORNIA 91342

           PROXY FOR THE MAY 15, 1997 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MINIMED INC.

        The undersigned stockholder of MiniMed Inc. ("MiniMed") hereby appoints Alfred E. Mann and Eric S. Kentor, and each of them, the lawful proxies of the undersigned, each with the power of substitution, to vote as designated below all the shares of Common Stock of MiniMed held of record by the undersigned on April 3, 1997 at the Annual Meeting of Stockholders to be held on May 15, 1997 or any and all adjournments or postponements thereof.

        IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR, FOR THE PROPOSAL TO RATIFY AUDITORS, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)





                                  MINIMED INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. []

[                                                                             ]

1.  ELECTION OF DIRECTORS --
    Nominees:  A.E. Mann                                For   Withhold   For All
               D. Chernof, M.D.    D.H. MacCallum       All      All     Except
               C.K. Davis          T.R. Testman         []       []        []
               W.R. Grant          J.C. Villforth

_______________________________________________
(Except nominee(s) written above)


2.  Ratification of Deloitte & Touche LLP as            For   Against    Abstain
    Auditors.                                           []      []         []


                                                  Dated: _________________, 1997

                        Signature(s) ___________________________________________

                        ________________________________________________________
                        Please sign as shares are owned, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.